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Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of October 7,2007 by and between Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 12 Bazel St. Petach Tikva, Israel (the “Company”), and Brainstorm Cell Therapeutics Inc. a company incorporated under the laws of the State of Deleware and maintaining its principal place of business at 110 East 59th Street, New York, N.Y (“Brainstorm Inc.” ), and Abraham Efrati Israeli ID number 030165989 residing at 5 Beit -El st. Ramat - Gan , Israel (the “Employee”).

WHEREAS The Company is engaged, inter alia, in the research, development, manufacturing and marketing of adult stem cell therapeutics for neurological diseases; and

WHEREAS The Company and Brainstorm Inc. desire to engage the Employee as Chief Executive Officer (the “CEO” ) and the Employee desires to enter into such employment and represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS The parties desire to set forth herein the terms and conditions of the Employee's engagement by the Company and Brainstorm Inc., effective as of the date of this Agreement, as set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.   EMPLOYMENT - GENERAL
1.1.
 Employment. Company and Brainstorm Inc. hereby employ Employee and Employee hereby accepts employment upon the terms and conditions set forth herein. Employee shall commence his employment with the Company and Brainstorm Inc. on October 7 ,2007

1.2.
The Position. The Employee shall be employed as the Chief Executive Officer (the “Position”) and in such capacity, he shall be subject to the direction and control of the Company’s and Brainstorm Inc.’s Board of Directors.

1.3.
Personal Service Contract. The Parties hereto confirm that this is a personal service contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of Company in respect of any of its other employees or contractors. Except as expressly provided in this Agreement, Employee shall not be entitled to any payments or other benefits in respect of his employment upon the termination of his employment with Company or Brainstorm Inc.

1.4.
Special Degree of Personal Trust. Employee acknowledges and agrees that from the perspective of the status, responsibility and terms of employment of Employee, he shall be counted amongst those employees whose functions require a special degree of personal trust, and the conditions and circumstances of whose employment do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law, 5711-1951 and accordingly the restrictions specified in the aforementioned Law and in the Wage Protection Law, 1958 shall not apply to his employment. Employee shall not be entitled to demand or receive, inter alia, payment for overtime, and the amount paid to him as a Salary (as defined below), shall also include full compensation for overtime hours.

2.     EMPLOYEE’S UNDERTAKINGS. Employee hereby undertakes as follows:

2.1.	Carry out of Instructions. To carry out all of the instructions related to his employment in accordance with the instructions of Management.

2.2.
Fidelity. To perform the duties and assignments imposed upon his in the scope of his employment with the Company and Brainstorm Inc. with devotion, honesty and fidelity, subject to the Company’s and Brainstorm Inc.’s policies in effect from time to time, and to dedicate to the performance of the said duties all his know how, qualifications and experience and all the time, diligence and attention required for the performance thereof efficiently, with fidelity and in accordance with the requirements of this Agreement, and to use his best endeavors in order to consolidate Company and Brainstorm Inc. and to advance the affairs and business of Company and Brainstorm Inc. and the realization of their respective objectives. The parties agree that the duties and assignments of Employee’s CEO position will require most of Employee’s work time, but that he may spend up to four hours a month on other business matters as long as such other activity would not constitute a conflict of interest as further set forth in Section 2.3 or entail any competition with the business of the Company or Brainstorm Inc. as further set forth in Section 7.1.

2.3.
Conflict of Interest. Employee declares that he is not presently involved, and he undertakes not to become involved in the future, for so long as he is an employee of Company or Brainstorm Inc., in any obligations towards any third party whatsoever which entail any form of conflict of interest with his employment with Company or Brainstorm Inc.

3.    COMPENSATION

3.1.	Salary. In consideration for Employee’s obligations under this Agreement, Company shall pay Employee a monthly gross salary of 50,000 NIS (the “Salary”).

3.2.
Payment. The Salary shall be paid to Employee by no later than the 9th of the calendar month following the calendar month of employment to which the payment relates. As provided in Section 1.4 above, the Salary includes remuneration for working overtime and on days of rest, and Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits set forth herein, unless expressly specified in this Agreement. Employee acknowledges that the Salary to which he is entitled constitutes due consideration for his working overtime. The Salary, as specified in Section 3.1 hereto, and it alone, shall constitute the sole basis for calculating any of Employee’s rights under any applicable law, and any other benefits provided under this Agreement shall not be deemed as the Salary or any part thereof.

3.3.
Statutory Deductions. Company shall make the required statutory deductions from the Salary and from any other amount paid and/or benefits granted to Employee by Company under this Agreement, including income tax, social security and healthcare tax, and make the appropriate payments on behalf of Employee to the Israeli Tax Authority, to the Institute of National Insurance and any other relevant authority.

3.4.	Additional Benefits. Employee shall be entitled to such additional benefits, as provided in Exhibit A.

3.5.
Expenses. The Company will reimburse Employee for any documented, out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that such expenses have been approved in writing and in advance by Company.

3.6.	Sick Leave and Recuperation Pay. Employee shall be entitled to sick leave and Recuperation Pay (דמי הבראה) as provided by law.

3.7.
Vacation. Employee shall be entitled to an annual vacation of 24 days per year (based on half time basis), and no less than the number of days required by the Annual Vacation Law, 5711-1951 (the “Annual Vacation Law”), and such annual vacation shall be increased in accordance with the Annual Vacation Law, 5711-1951. Annual vacation may not be accumulated for over 2 years and therefore in the event that Employee accumulates such days and does not make use of the same or redeem their value, the Company shall be entitled to redeem them.

3.8.
Reserve Duty. Employee shall continue to receive the Salary (and Company shall continue to make contributions to the managers insurance policy and the education fund provided for herein) during periods of military reserve duty. Employee hereby assigns and undertakes to pay to Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

4.     TERM OF AGREEMENT

4.1.	Term. This Agreement shall commence on the date hereof and shall continue to be in full force and effect unless terminated by either party in accordance with this Agreement.

4.2.
Termination by Employee. Employee shall be entitled to terminate this Agreement by giving Company a prior written notice as follows (1) until the first anniversary of his employment ninety (90) days, and (2) after the first anniversary of his employment 180 days; it being understood that during such period, Employee shall (subject to the needs of the Company determined at the Company’s sole discretion) continue to perform his duties for Company and Brainstorm Inc., including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder.

4.3.
Termination by Company. Company shall be entitled to terminate this Agreement, at any time, by giving Employee a prior written notice as follows: (1) until the first anniversary of his employment ninety (90) days, and (2) after the first anniversary of his employment 180 days. In such event Employee shall (subject to the needs of the Company determined at the Company’s sole discretion) continue to perform his duties for the Company and Brainstorm Inc., including the training and initiation of his replacement, and, subject to the performance of such obligations, Company shall make all payments as required hereunder. The Company shall be entitled to terminate the actual employment of Employee at any time forthwith, including during the prior notice, and to make a payment to Employee in lieu of such prior notice. Notwithstanding the foregoing, in the event that Employee had not completed at least twelve (12) months of employment prior to such termination - the provisions of the applicable law regarding prior notice shall apply.

4.4.
Termination For Cause. Notwithstanding the foregoing provisions of this Section 4, Company shall be entitled to terminate this Agreement forthwith, and without prior notice, and Employee shall not be entitled to any severance pay or other compensation whatsoever, in any of the following events: (i) conviction of any felony involving moral turpitude or affecting the Company or Brainstorm Inc.; (ii) any refusal to carry out a directive of the Management of the Company or Brainstorm Inc., or disregard of a rule or policy of the Company or Brainstorm Inc. known to the Employee or contained in a policy and procedure manual provided to the Employee, which involves the business of the Company and which was capable of being lawfully performed; (iii) embezzlement of funds of the Company or Brainstorm Inc. or other breach of fiduciary duty towards the Company; (iv) ownership, direct or indirect, of an interest in a person or entity in competition with the Company or Brainstorm Inc., without the prior written permission of the Management of the Company or Brainstorm Inc.; and (v) disposition of Company’s or Brainstorm Inc.’s confidential information contrary to the provisions of the law or this Agreement; (vi) willful disloyalty and/or deliberate dishonesty; (vii) material breach of any of the terms of this Agreement;

5.    PROPRIETARY INFORMATION

5.1.
Proprietary Information. The Employee acknowledges and agrees that the business of the Company and Brainstorm Inc. and their respective affiliates is highly competitive and that in the course of his employment with the Company and Brainstorm Inc., he will have access to confidential and proprietary information concerning the business and financial activities of the Company, Brainstorm Inc. and their respective affiliates and information and technology regarding the Company, Brainstorm Inc. and their respective affiliates’ product research and development, including, without limitation, the Company, Brainstorm Inc.’s and their respective affiliates’ patents, trade marks, trade secrets, intellectual property, banking information, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral, computer generated, or otherwise shall be deemed to be and referred to as “Proprietary Information”.

Proprietary Information shall be deemed to include any and all preparatory information disclosed by or on behalf of the Company or Brainstorm Inc. and irrespective of form, but excluding information that (i) was known to the Employee prior to his association with the Company and can be so proven by documentary evidence, (ii) shall have appeared in any printed publication or patent but only to the extent appeared therein or shall have become a part of the public knowledge, except as a result of a breach of this Agreement or any other obligation to the Company or Brainstorm Inc. by the Employee or any other employee or third party or the breach of the undertakings of the Company or Brainstorm Inc. towards any third party or (iii) is legally required by any administrative or governmental agency to be disclosed, provided that any such disclosure shall be made only to the extent required to fulfill Employee’s legal obligations, and provided further that the Employee immediately notifies the Company or Brainstorm Inc. of such obligation or requirement, prior to making any disclosure, to enable the Company or Brainstorm Inc. to contest the requirement thereof.

5.2.
Nondisclosure. Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company nad/or Brainstorm Inc. and their respective assignees at all times. Both during his engagement by the Company and Brainstorm Inc. and for seven (7) years after its termination Employee will keep in confidence and trust all Proprietary Information and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or Brainstorm Inc., except as may be necessary in the ordinary course of performing the Employee’s duties hereunder and in the best interests of the Company and Brainstorm Inc.

5.3.
Return of Materials. Employee agrees that on or before the termination of his employment with the Company or Brainstorm Inc. he will return to the Company and Brainstorm Inc. all Company and Brainstorm Inc. property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company and Brainstorm Inc. customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Employee that is or was related to his employment with the Company or Brainstorm Inc. (“Company Property”). Employee agrees that in the event that he discovers any other Company Property in his possession after the termination of his employment with the Company he will immediately return such materials to the Company and Brainstorm Inc.

5.4.
Third Party Information. Employee recognizes that the Company and Brainstorm Inc. received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s or Brainstorm Inc.’s part to maintain the confidentiality of such information and to use it only for certain limited purposes at all times. Both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust. He will not disclose any of such information without the prior written consent of the Company or Brainstorm Inc., except as may be necessary to perform his duties as an employee of the Company or Brainstorm Inc. and consistent with the Company’s or Brainstorm Inc.’s agreement with such third party. Upon termination of his employment with the Company or Brainstorm Inc., Employee shall act with respect to such information as set forth in Section 5.3, mutatis mutandis.

5.5.	Survival. The Employee’s undertakings in this Section 5 shall remain in full force and effect after termination of this Agreement.

6.    DISCLOSURE AND ASSIGNMENT OF INVENTIONS

6.1.
Contributions. The Employee understands that the Company and Brainstorm Inc. is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company and Brainstorm Inc., he is expected to make new contributions to and create inventions of value for the Company and Brainstorm Inc.

6.2.
Obligation to Keep the Company Informed. From and after the date he first becomes associated with the Company or Brainstorm Inc.; Employee undertakes and covenants that he will promptly disclose in confidence to the Company and Brainstorm Inc. all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company’s or Brainstorm Inc.’s business or current or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by his, either alone or jointly with others during the period of his employment (“Inventions”).

6.3.
Ownership. The Employee agrees and represents, that all Inventions as defined above, will be the sole and exclusive property of the Company or of any third party specified by the Company, and that the Employee shall not be entitled to any form of compensation by way of royalties or otherwise, with respect to any such Invention, including, without limitation, in connection with Employee’s obligations under Section 6.4 below.

6.4.
Assignment of Inventions. The Employee hereby irrevocably transfers and assigns and will transfer and assign in the future to the Company, or to any third party specified by the Company (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Invention related to the company business. Employee also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity, any right to claim authorship of any Invention and all right, title and interest worldwide in such Inventions and in all intellectual property rights based upon such Inventions, including the right to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention whether or not such would be prejudicial to his honor or reputation and any similar right, existing under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “Moral Right”.

The Employee hereby warrants and represents that he has no rights of any kind whatsoever in, with respect to, or in connection with, any of the Proprietary Information, nor any other intellectual property, currently utilized or planned to be utilized by the Company or Brainstorm Inc.

6.5.
Assistance in Obtaining Patents and other Legal Protections. The Employee agrees to assist the Company to obtain for the Company and enforce patents, copyrights, mask work rights and other legal protections for the Company’s Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee's obligation under this Section 6.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually incurred by him at the Company’s request in connection with such assistance. The Employee hereby irrevocably appoints any executive officer of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

7.    NON - COMPETITION

7.1.
Non-Competition. The Employee agrees and undertakes that he will not, so long as he is employed by the Company or Brainstorm Inc. and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities involving either (i) products which compete, directly or indirectly, with the business of the Company or its subsidiaries and/or affiliates, products produced or proposed to be produced by the Company or its subsidiaries or affiliates or (ii) information, processes, technology or equipment that competes with information, processes, technology or equipment in which the Company or its subsidiaries or affiliates has a proprietary interest, or that competes with products or services offered by the Company, its affiliates and/or subsidiaries; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not exceeding at any one time, one percent (1%) of any class of stock or securities of such company, so long as Employee has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

7.2.
Non-Solicitation. The Employee agrees and undertakes that during the term of his employment with the Company or Brainstorm Inc. and for a period of twelve (12) months thereafter, the Employee will not directly or indirectly including personally or in any business in which it is an officer, director, joint venturer, partner or shareholder, or otherwise:

(i)
Solicit, entice, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company or its affiliates or subsidiaries or provided services to the Company or its affiliates or subsidiaries as a vendor or supplier at any time during the twelve (12) months immediately prior to the termination of the Employee’s employment (i) for the purpose of offering services or products which directly compete with the business of the Company (or its subsidiaries or affiliates) or its Proprietary Information, (ii) for the purpose of interfering with the Company’s relationship with such entity or person, or (iii) to cease doing business with Company (or its subsidiaries or affiliates), reduce its relationship with Company (or its subsidiaries or affiliates) or refrain from establishing or expanding a relationship with Company (or subsidiaries or its affiliates) or in any other way interfere with the Company’s (or its subsidiaries’ or affiliates') relationships with its customers, vendors or suppliers; or

(ii)
Employ, solicit or entice away or endeavor to solicit or entice away from the Company or its parent or subsidiaries any person employed by the Company or its parent or subsidiaries any time during the twelve (12) months immediately prior to the termination of the Employee’s employment with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

7.3.
Severability. If any one or more of the terms contained in this Section 7 shall, for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.    MISCELLANEOUS

8.1.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel without reference to conflicts of law principles and sole jurisdiction shall be granted to the competent courts in Tel-Aviv, Israel.

8.2.
Assignments. Employee may not assign or transfer any right, claim or obligation provided herein. The Company may assign or transfer any right, claim or obligation provided herein, provided that any right of the Employee under this Agreement shall not be diminished.

8.3.
Notices. The addresses of the parties for the purposes of this Agreement shall be as specified in the preamble hereto and/or any other address as notified by either party to the other from time to time. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by the notifying party to the other party via fax, e-mail, registered mail or personal delivery service. Notices shall be deemed effective 72 business hours after sending same by registered mail, postage prepaid, to the other party at the address noted above, 24 business hours after their authenticated transmission via fax, or e-mail and immediately upon their personal delivery by courier or other personal delivery service.

8.4.	Construction. Words in the masculine gender shall include the feminine and vice versa.

8.5.
Entire Agreement. This Agreement constitutes an integrated, written contract, expressing the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements or understandings, whether oral or written.

8.6.	Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by the parties.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written:

/s/ Abraham Efrati
BRAINSTORM CELL THERAPEUTICS LTD.	EMPLOYEE
By: _/s/ Chaim Lebovits__________
Name: Chaim Lebovits	Date: February 17, 2008
Title: _President
Date: February 17, 2008

BRAINSTORM CELL THERAPEUTICS INC.

By:_ /s/ Chaim Lebovits___________
Name: Chaim Lebovits
Title: President
Date: February 17, 2008

Exhibit A

1.
Manager’s Insurance Policy. The Company shall contribute funds on behalf of its employees to a Managers Insurance Fund in the name of the Employee (“Fund”) and disability insurance for loss of ability to work (“Disability Insurance”) as specified below.

1.1
The Company shall allocate to the Fund, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of each monthly Salary for pension compensation and eight and a third percent (8.33%) of each monthly Salary to severance compensation. Moreover, the Company will allocate for the purpose of the Disability Insurance a maximum premium of 2.5% of Employee’s monthly Salary, as provided by the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay. The Company shall deduct from Employee’s monthly Salary an aggregated amount equal to five percent (5%) of Employee’s monthly Salary for the Fund.

1.2	The aforementioned allocations shall be in lieu of the Company’s statutory obligation to pay severance pay, if required, under Section 14 of the Severance Pay Law 5723-1963.

2.
Education Fund. The Company shall pay a sum as high as the recognized deductible cap by the tax authorities, but in any event no more than 7.5% of the Salary and shall deduct 2.5% from the Salary to be paid on behalf of Employee toward an education fund. Use of these funds shall be in accordance with the by-laws of the fund. The Employee hereby grants his consent to such a deduction provided in this section herein.

3.
Unless the Company terminates this Agreement for “Cause” (as defined in Section 4.4 of this Agreement), the amounts deposited in the Manager’s Insurance and Education Fund pursuant to Sections 1 and 2 above shall be released to the Employee upon termination of this Agreement, provided that Employee fulfills his obligations pursuant to Section 4.2 and 4.3 of the Agreement (training and initiation of his replacement etc.).

3.
Options. The Employee shall be entitled to participate in the 2004 Global Share Option Plan of Brainstorm Cell Therapeutics Inc. (“BCLI”). The Employee shall be granted options to purchase Common Stock of BCLI upon such terms and conditions set forth by the Board of Directors of BCLI.

4.	Cellular Phone. The Company shall provide the Employee, at the Company's sole cost and expense, a cellular phone.

5
Company car The Company shall purchase or lease for the Employee an executive car ( “Lavel 6 “ as defined in Israeli tax law ). All taxes with respect to the purchase or lease of the executive car shall be borne by the Company.